Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-172461 and 333-172466) of Lighting Science Group Corporation of our report dated April 1, 2011, except for the second paragraph of Note 5, as to which the date is June 29, 2011, relating to our audit of the consolidated financial statements as of December 31, 2010 and for the years ended December 31, 2010 and 2009, which appear in this Annual Report on Form 10-K of Lighting Science Group Corporation for the year ended December 31, 2011.

/S/ McGLADREY & PULLEN, LLP

Orlando, FL

April 13, 2012